Exhibit 99.1

CALGON CARBON MAKES REGULATION FD DISCLOSURE
PITTSBURGH, PA — January 21, 2011 — Calgon Carbon Corporation (NYSE: CCC) inadvertently made disclosure of certain previously undisclosed information regarding environmental matters at its Kentucky production facility. The following is offered pursuant to Regulation FD to clarify the information:
The company is in negotiations with the United States Department of Justice (“DOJ”) and the United States Environmental Protection Agency to attempt to settle the previously disclosed environmental enforcement matters surrounding the company’s Big Sandy Plant in Catlettsburg, Kentucky. While the company cannot predict when or if a resolution can be achieved, the company is hopeful that a resolution can be reached in 2011.
A resolution may involve a number of different alternatives. For example, a settlement may involve process modifications, remediation, and the payment of a civil monetary fine. While it is too early to determine the range or extent of potential costs, the company has accrued $1.0 million for possible monetary fines. If the resolution includes remediation, additional significant expense and/or capital expenditures may be incurred. If process changes to the plant are required, the capital costs could be significant and may exceed $10.0 million. If the company is not successful in negotiating a settlement, the DOJ has indicated that it will bring a civil complaint against the company, and the company intends to vigorously defend the action.
The company does not intend to update this information unless required by law.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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